Exhibit 99.1

Adtalem Global Education Announces First Quarter Fiscal 2018 Results

Response to Hurricanes Demonstrates Resiliency of the Organization

Professional Education and Technology and Business Segments Posted Solid Revenue and Operating Income Growth

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--November 2, 2017--Adtalem Global Education (NYSE: ATGE), a leading global education provider, today reported academic, operational and financial results for its fiscal 2018 first quarter ended September 30, 2017, including enrollment results at Adtalem Education of Brazil, Carrington College, Chamberlain University, DeVry University/Keller Graduate School of Management and its medical and veterinary schools.

“The strength of our organization, the resiliency of our schools and the determination of our faculty, administrators and students was evident in our rapid response to the hurricanes during the quarter,” said Lisa Wardell, president and CEO of Adtalem Global Education. “I’m proud of our team for successfully driving our transitional efforts, including safely transporting our medical students and their families and securing temporary facilities so they can continue their education.

“We’re continuing to make progress in executing our plan to return our organization to organic revenue growth and deliver returns for our owners,” Ms. Wardell added.

Selected financial data for the three months ended September 30, 2017:

  Total revenue of $421.0 million decreased 6.4 percent versus the prior year
  Net income of $12.8 million compared to net income of $25.2 million in the prior year; net income excluding special items was $18.9 million, compared to $28.8 million in the prior year
  Diluted earnings per share was $0.20, compared to $0.39 in the prior year; diluted earnings per share excluding special items was $0.30, compared to $0.45 in the prior year
  Operating cash flow for the first quarter was $90.3 million, compared to $98.8 million in the prior year
  Cash and cash equivalents were $273.8 million as of September 30, 2017, compared to $189.0 million as of September 30, 2016. Outstanding bank borrowings were $135.0 million as of September 30, 2017, compared to $130.0 million as of September 30, 2016
  Repurchased approximately 1,478,000 shares of common stock during the first quarter of fiscal 2018

The fiscal 2018 first quarter results contained special items for restructuring charges of $8.0 million (pre-tax) primarily related to reductions in force at DeVry University and Adtalem’s home office.

Academic and Operating Highlights

Medical and Healthcare Segment

First quarter segment revenue of $191.3 million decreased 4.2 percent compared to the prior year, with growth at Chamberlain University offset by decreased revenue at the medical and veterinary schools. Chamberlain revenue in the quarter increased 2.2 percent from the prior year to $113.9 million, while revenue for the medical and veterinary schools decreased 12.4 percent from the prior year to $77.4 million.

First quarter operating income for the segment was $26.2 million, representing a decrease of 40.2 percent from the prior year.

Both American University of the Caribbean School of Medicine and Ross University School of Medicine were adversely impacted by damages sustained as a result of Hurricane Irma that made landfall in St. Maarten on Sept. 6, 2017, and Hurricane Maria that struck the island of Dominica on Sept. 19, 2017. Adtalem evacuated students, faculty and staff from both islands. The interruption to the schools’ September basic science semester reduced first quarter revenue by approximately $7.0 million, most of which is expected to be realized in the fiscal year. For the first quarter, operating income was approximately $21 million lower from the reduced revenue and additional expenses incurred due to the impacts of the hurricanes. Management expects lost revenue and incremental costs for fiscal 2018 to be reimbursable under its insurance policies, net of deductibles.

Chamberlain University president Susan Groenwald, PhD, RN, ANEF, FAAN released a book, “Designing & Creating a Culture of Care for Students and Faculty: The Chamberlain University College of Nursing Model,” which serves as a guide for any organization seeking to make cultural and structural changes to improve student or employee satisfaction, engagement and achievement. The book describes Chamberlain Care, the unique organizational culture and work climate developed at the university.

Professional Education

First quarter segment revenue increased 15.3 percent to $40.0 million compared to the prior year, primarily driven by growth in the Association of Certified Anti Money Laundering Specialists (ACAMS) business unit. Segment operating income for the first quarter was $10.5 million, up from $6.1 million from the prior year driven by revenue growth at ACAMS.

Becker Professional Education recently confirmed that 52 of the 58 Elijah Watt Sells Award recipients in 2016 prepared with Becker’s CPA Exam Review course. From 2005 to 2016, over 90 percent of all Watt Sells Award winners have prepared with Becker, totaling 358 award winners throughout the last decade. In total, Becker has helped more than one million candidates pass the CPA Exam, attesting to the quality and effectiveness of the organization’s program and teaching methods.

Global demand for education and training in financial crimes prevention remains strong and ACAMS remains well positioned to grow. ACAMS continues to provide its various member groups with a broad set of tools, training modules and technological resources so they can build their online communities, expand seminar participation and consistently update their curriculum.

Technology and Business

First quarter segment revenue increased 7.2 percent to $62.4 million compared to the prior year. On a constant currency basis, revenue in the segment grew 4.3 percent. Segment operating income in the first quarter was $1.9 million compared to a loss of $2.0 million in the prior year as a result of revenue growth and cost efficiencies.

US Traditional Postsecondary

First quarter segment revenue decreased 19.0 percent to $127.9 million. Revenue at DeVry University decreased 20.8 percent to $95.8 million compared to the prior year and revenue at Carrington declined 13.1 percent to $32.1 million compared to the prior year.

The segment reported an operating loss of $20.2 million compared to an operating loss of $10.0 million in the prior year. Excluding special items, the segment reported an operating loss of $13.3 million for the quarter, compared to an operating loss of $6.9 million in the prior year.

DeVry University achieved $22.3 million of cost savings in the first quarter compared to prior year, excluding special items. Additional cost reductions are expected throughout fiscal 2018 to maintain positive operating income.

Adtalem Outlook

Fiscal 2018 second quarter revenue is expected to decrease 4 to 5 percent versus the prior year. Revenue growth within the Medical and Healthcare, Professional Education and Technology and Business segments is expected to offset declining revenue within the US Traditional Postsecondary segment. Second quarter operating costs before special items are expected to decline 1 to 2 percent versus the prior year as a result of continued cost reductions at DeVry University and Carrington College. Second quarter expenses will be impacted by the timing of the receipt of insurance proceeds for the reimbursement of hurricane-related expenses.

Fiscal 2018 full year revenue is expected to decline 2 to 3 percent compared to the prior year and earnings before special items are expected to grow in the low single digit range as compared to the prior year. Full year capital spending is expected to be in the $60 to $65 million range. The effective income tax rate for the fiscal year is expected to be in the range of 19 to 20 percent, before special items.

Conference Call and Webcast Information

Adtalem will hold a conference call to discuss its fiscal 2018 first-quarter earnings on Thursday, Nov. 2, at 4 p.m. CDT (5 p.m. EDT). The conference call will be led by Lisa Wardell, president and chief executive officer; and Patrick Unzicker, chief financial officer.

For those wishing to participate by telephone, dial 877-407-6184 (domestic) or 201-389-0877 (international). Ask for the “Adtalem Call” or use conference ID: 13671827. Adtalem will also broadcast the conference call on Adtalem's website at: https://hd.choruscall.com/InComm/?callme=true&passcode=13666580&h=true&info=companyemail&r=true&B=6.

Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

Adtalem will archive a telephone replay of the call until Dec. 2, 2017. To access the replay, dial 877-660-6853 (domestic) or 201-612-7415 (international), passcode 10099693. To access the webcast replay, please visit Adtalem's website, or http://www.investorcalendar.com/event/20912.

About Adtalem Global Education

The purpose of Adtalem Global Education is to empower students to achieve their goals, find success, and make inspiring contributions to our global community. Adtalem Global Education Inc. (NYSE: ATGE; member S&P MidCap 400 Index) is a leading global education provider and the parent organization of Adtalem Educacional do Brasil, American University of the Caribbean School of Medicine, Association of Certified Anti-Money Laundering Specialists, Becker Professional Education, Carrington College, Chamberlain University, DeVry University and its Keller Graduate School of Management, Ross University School of Medicine and Ross University School of Veterinary Medicine. For more information, please visit adtalem.com.

Enrollment Results:

	FY2018	FY2017	% Change
Adtalem Global Education Student Enrollments(1)
New students	26,165	28,629	-8.6%
Total students	145,473	151,503	-4.0%

Adtalem Education of Brazil(2)
September Semester
New students	14,507	15,892	-8.7%
Total students	78,340	76,862	+1.9%

Chamberlain University
September Session
New students	4,962	5,003	-0.8%
Total students	30,062	28,781	+4.5%

Medical and Veterinary
September Semester
New students	812	806	+0.7%
Total students	5,744	6,168	-6.9%

Carrington College
3 months ending September 30, 2017
New students	2,155	2,338	-7.8%
Total students	5,258	6,638	-20.8%

DeVry University
Undergraduate – September Session
New students	2,825	3,432	-17.7%
Total students	19,287	24,540	-21.4%
Graduate – September Session
Coursetakers (3)	7,915	10,146	-22.0%

1) Includes the most recently reported enrollments at Adtalem’s postsecondary institutions

2) Excludes Damásio test prep students.

3) The term “coursetaker” refers to the number of courses taken by a student. Thus one student taking two courses equals two coursetakers

Supplemental Reconciliations

The following tables present revenue and total expenses by reporting segment detailing the changes from the year-ago comparative periods including disclosure of the effect of Hurricanes Irma and Maria and the effect of restructuring charges and changes in the value of the Brazilian Real compared to the U.S. dollar.

SUPPLEMENTAL RECONCILIATIONS
(Unaudited)
PRELIMINARY

	Three Months Ended September 30, 2017
	(in thousands)
			Technology	U.S.	Home Office
	Medical and	Professional	and	Traditional	and
Revenue:	Healthcare	Education	Business	Postsecondary	Other	Consolidated
Fiscal Year 2017 as Reported	$199,769	$34,730	$58,240	$157,875	$(722)	$449,892
Organic Growth (Decline)	(1,140)	5,312	2,510	(29,994)	100	(23,212)
Hurricane Impact	(7,344)	-	-	-	-	(7,344)
Effect of Currency Change	-	-	1,689	-	-	1,689
Fiscal Year 2018 as Reported	$191,285	$40,042	$62,439	$127,881	$(622)	$421,025

Fiscal Year 2018 % Change:
Organic Growth (Decline)	(0.6%)	15.3%	4.3%	(19.0%)	NM	(5.2%)
Hurricane Impact	(3.7%)	-	-	-	NM	(1.6%)
Effect of Currency Change	-	-	2.9%	-	NM	0.4%
Fiscal Year 2018 % Change
as Reported	(4.2%)	15.3%	7.2%	(19.0%)	NM	(6.4%)

	Three Months Ended September 30, 2017
	(in thousands)
			Technology	U.S.	Home Office
	Medical and	Professional	and	Traditional	and
Total Expenses:	Healthcare	Education	Business	Postsecondary	Other	Consolidated
Fiscal Year 2017 as Reported	$155,906	$28,673	$60,216	$167,881	$4,109	$416,785
Cost (Reduction) Investment	(4,582)	862	(1,102)	(23,587)	186	(28,223)
Hurricane Impact	13,617	-	-	-	-	13,617
Restructuring Expense Change	112	-	-	3,790	(956)	2,946
Effect of Currency Change	-	-	1,464	-	-	1,464
Fiscal Year 2018 as Reported	$165,053	$29,535	$60,578	$148,084	$3,339	$406,589

Fiscal Year 2018 % Change:
Cost (Reduction) Investment	(2.9%)	3.0%	(1.8%)	(14.0%)	NM	(6.8%)
Hurricane Impact	8.7%	-	-	-	NM	3.3%
Restructuring Expense Change	0.1%	-	-	2.3%	NM	0.7%
Effect of Currency Change	-	-	2.4%	-	NM	0.4%
Fiscal Year 2018 % Change
as Reported	5.9%	3.0%	0.6%	(11.8%)	NM	(2.4%)

ADTALEM GLOBAL EDUCATION INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
PRELIMINARY

	September 30,	June 30,	September 30,
	2017	2017	2016
ASSETS:	(in thousands, except share and par value amounts)
Current Assets:
Cash and Cash Equivalents	$273,751	$241,979	$189,017
Marketable Securities and Investments	4,139	4,013	3,738
Restricted Cash	7,442	9,117	5,795
Accounts Receivable, Net	189,783	173,362	184,294
Prepaid Expenses and Other	66,511	42,736	40,814
Total Current Assets	541,626	471,207	423,658
Land, Building and Equipment:
Land	49,088	48,947	54,967
Building	470,347	474,942	484,104
Equipment	524,054	514,118	523,492
Construction in Progress	19,091	22,461	24,201
	1,062,580	1,060,468	1,086,764
Accumulated Depreciation	(597,732)	(582,922)	(572,320)
Land, Building and Equipment Held for Sale, Net	11,280	11,280	-
Land, Building and Equipment, Net	476,128	488,826	514,444
Other Assets:
Deferred Income Taxes, Net	31,222	33,772	32,037
Intangible Assets, Net	417,761	413,803	426,089
Goodwill	860,865	851,282	854,188
Perkins Program Fund, Net	13,450	13,450	13,450
Other Assets, Net	42,544	41,695	60,490
Total Other Assets	1,365,842	1,354,002	1,386,254
TOTAL ASSETS	$2,383,596	$2,314,035	$2,324,356

LIABILITIES:
Current Liabilities:
Accounts Payable	$71,371	$64,285	$57,423
Accrued Salaries, Wages and Benefits	67,950	96,241	65,841
Accrued Expenses	89,686	99,243	96,863
Deferred Revenue	221,511	117,558	224,713
Total Current Liabilities	450,518	377,327	444,840
Other Liabilities:
Revolving Loan	135,000	125,000	130,000
Deferred Income Taxes, Net	34,755	34,712	30,769
Deferred Rent and Other	98,718	101,672	112,026
Total Other Liabilities	268,473	261,384	272,795
TOTAL LIABILITIES	718,991	638,711	717,635
NONCONTROLLING INTEREST	6,566	6,285	5,043
SHAREHOLDERS' EQUITY:
Common Stock, $0.01 Par Value, 200,000,000 Shares Authorized;
61,194,000, 62,371,000 and 62,728,000 Shares Outstanding at
September 30, 2017, June 30, 2017 and September 30, 2016, respectively	785	781	772
Additional Paid-in Capital	422,358	415,912	383,815
Retained Earnings	1,894,372	1,881,397	1,796,099
Accumulated Other Comprehensive Loss	(35,720)	(59,119)	(49,223)
Treasury Stock, at Cost, 17,271,000, 15,691,000 and 14,454,000 Shares at
September 30, 2017, June 30, 2017 and September 30, 2016, respectively	(623,756)	(569,932)	(529,785)
TOTAL SHAREHOLDERS' EQUITY	1,658,039	1,669,039	1,601,678
TOTAL LIABILITIES, NONCONTROLLING INTEREST AND
SHAREHOLDERS' EQUITY	$2,383,596	$2,314,035	$2,324,356

ADTALEM GLOBAL EDUCATION INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
PRELIMINARY

	Three Months Ended September 30,
	2017	2016
	(in thousands, except per
	share amounts)
REVENUE:
Tuition	$366,691	$399,027
Other Educational	54,334	50,865
Total Revenue	421,025	449,892
OPERATING COST AND EXPENSE:
Cost of Educational Services	248,116	250,673
Student Services and Administrative Expense	150,480	161,065
Restructuring Expense	7,993	5,047
Total Operating Cost and Expense	406,589	416,785
Operating Income	14,436	33,107
INTEREST:
Interest Income	2,118	1,058
Interest Expense	(1,916)	(2,115)
Net Interest Income (Expense)	202	(1,057)
Income Before Income Taxes	14,638	32,050
Income Tax Provision	(1,678)	(6,901)
Equity Method Investment Loss	(44)	-
NET INCOME	12,916	25,149
Net (Income) Loss Attributable to Noncontrolling Interest	(131)	3
NET INCOME ATTRIBUTABLE TO ADTALEM GLOBAL EDUCATION	$12,785	$25,152

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO ADTALEM
GLOBAL EDUCATION SHAREHOLDERS:
Basic	$0.20	$0.40
Diluted	$0.20	$0.39

ADTALEM GLOBAL EDUCATION INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
PRELIMINARY

	Three Months Ended September 30,
	2017	2016
	(in thousands)
CASH FLOW FROM OPERATING ACTIVITIES:
Net Income	$12,916	$25,149
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Stock-Based Compensation Expense	4,985	5,750
Depreciation	16,972	17,476
Amortization	2,673	3,439
Provision for Refunds and Uncollectible Accounts	21,300	22,481
Deferred Income Taxes	2,406	3,328
Loss on Disposals, Accelerated Depreciation and Adjustments to Land, Building and Equipment	11,307	418
Changes in Assets and Liabilities, Net of Effects from Acquisition of Components:
Accounts Receivable	(33,895)	(45,280)
Prepaid Expenses and Other	(21,661)	(6,017)
Accounts Payable	9,107	(3,717)
Accrued Salaries, Wages, Benefits and Expenses	(39,451)	(33,617)
Deferred Revenue	103,678	109,348
NET CASH PROVIDED BY OPERATING ACTIVITIES	90,337	98,758
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures	(13,895)	(11,318)
Payment for Purchase of Businesses, Net of Cash Acquired	-	(331,070)
Marketable Securities Purchased	(13)	(10)
NET CASH USED IN INVESTING ACTIVITIES	(13,908)	(342,398)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Exercise of Stock Options	1,884	6,350
Employee Taxes Paid on Withholding Shares	(3,486)	(2,378)
Proceeds from Stock Issued Under Colleague Stock Purchase Plan	195	211
Repurchase of Common Stock for Treasury	(50,375)	(8,255)
Payments of Seller Financed Obligations	(6,315)	(3,518)
Borrowings Under Revolving Credit Facility	76,000	240,000
Repayments Under Revolving Credit Facility	(66,000)	(110,000)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(48,097)	122,410
Effects of Exchange Rate Differences	1,765	695
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	30,097	(120,535)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	251,096	315,347
Cash, Cash Equivalents and Restricted Cash at End of Period	$281,193	$194,812

ADTALEM GLOBAL EDUCATION INC.
SEGMENT INFORMATION
(Unaudited)
PRELIMINARY

	Three Months Ended September 30,
			Increase
	2017	2016	(Decrease)
	(in thousands)
REVENUE:
Medical and Healthcare	$191,285	$199,769	(4.2)%
Professional Education	40,042	34,730	15.3%
Technology and Business	62,439	58,240	7.2%
U.S. Traditional Postsecondary	127,881	157,875	(19.0)%
Home Office and Other	(622)	(722)	13.9%
Total Consolidated Revenue	421,025	449,892	(6.4)%
OPERATING INCOME (LOSS):
Medical and Healthcare	26,232	43,863	(40.2)%
Professional Education	10,507	6,057	73.5%
Technology and Business	1,861	(1,976)	NM
U.S. Traditional Postsecondary	(20,203)	(10,006)	(101.9)%
Home Office and Other	(3,961)	(4,831)	18.0%
Total Consolidated Operating Income	$14,436	$33,107	(56.4)%

NON-GAAP INFORMATION

During the first quarter of fiscal year 2018, Adtalem recorded special items related to the following: (i) Restructuring charges primarily related to workforce reductions at DeVry University which is part of the U.S. Traditional Postsecondary segment and Adtalem's home office (not related to any segment) in order to align its cost structure with enrollments. During the first quarter of fiscal year 2017, Adtalem recorded special items related to the following: (i) Restructuring charges primarily related to real estate consolidations at DeVry University and Carrington College ("Carrington"), which are part of the U.S. Traditional Postsecondary segment, and Adtalem's home office in order to align its cost structure with enrollments. The following tables illustrate the effects of the special items on Adtalem’s operating income and net income. Management believes that the non-GAAP disclosure of operating income and net income excluding these special items provides investors with useful supplemental information regarding the underlying business trends and performance of Adtalem’s ongoing operations and is useful for period-over-period comparisons of such operations given the special nature of the restructuring charges. Adtalem uses these supplemental financial measures internally in its management and budgeting process. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, Adtalem’s reported results prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The following tables reconcile these non-GAAP measures to the most directly comparable GAAP information (in thousands):

	Three Months Ended September 30,
			Increase
	2017	2016	(Decrease)

Medical and Healthcare Operating Income	$26,232	$43,863	(40.2)%
Restructuring Expense	112	-	NM
Medical and Healthcare Operating Income Excluding Special Items	$26,344	$43,863	(39.9)%

U.S. Traditional Postsecondary Operating Loss	$(20,203)	$(10,006)	(101.9)%
Restructuring Expense	6,856	3,066	123.6%
U.S. Traditional Postsecondary Operating Loss Excluding Special Items	$(13,347)	$(6,940)	(92.3)%

Home Office and Other Operating Loss	$(3,961)	$(4,831)	18.0%
Restructuring Expense	1,025	1,981	(48.3)%
Home Office and Other Operating Loss Excluding Special Items	$(2,936)	$(2,850)	(3.0)%

ADTALEM GLOBAL EDUCATON INC.
NON-GAAP EARNINGS DISCLOSURE
(Unaudited)
PRELIMINARY

	Three Months Ended September 30,
	2017	2016
	(in thousands, except per
	share amounts)
Net Income	$12,785	$25,152
Earnings per Share (diluted)	$0.20	$0.39
Restructuring Expense	$7,993	$5,047
Effect on Earnings per Share (diluted)	$0.13	$0.08
Income Tax Impact on Non-GAAP Adjustments	$(1,864)	$(1,434)
Effect on Earnings per Share (diluted)	$(0.03)	$(0.02)
Net Income Excluding Special Items, net of tax	$18,914	$28,765
Earnings per Share Excluding Special Items (diluted)	$0.30	$0.45
Shares used in EPS calculation	63,432	63,896

CONTACT:
Adtalem Global Education
Investor Contact:
Joan Walter
Joan.Walter@Adtalem.com
630-353-3800
or
Media Contact:
Ernie Gibble
Ernie.Gibble@Adtalem.com
630-353-9920